EXHIBIT 3.2
ARMOUR RESIDENTIAL REIT, INC.
ARTICLES OF AMENDMENT
ARMOUR Residential REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Charter of the Corporation is hereby amended, as of the Effective Time (as defined below), to decrease the par value of the shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time from $0.008 per share to $0.001 per share.
SECOND: The Charter of the Corporation is hereby further amended by deleting the existing Section 6.1 in its entirety and adding a new Section 6.1 to read as follows:
“6.1    Authorized Shares. The Corporation has authority to issue 175,000,000 shares of stock, consisting of 125,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 50,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $175,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”
THIRD: The amendments to the Charter of the Corporation as set forth above have been duly approved by a majority of the entire Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). The amendments set forth herein are limited to changes expressly authorized to be made without action by the stockholders of the Corporation by, as applicable, (a) Section 2-105(a)(13) of the MGCL and the Charter of the Corporation; or (b) Section 2-605(a)(2) of the MGCL.
FOURTH: These Articles of Amendment shall be effective at 5:02 p.m. EST on July 31, 2015 (the “Effective Time”).
FIFTH: The undersigned Chief Financial Officer, Treasurer and Secretary acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer, Treasurer and Secretary acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer, Treasurer and Secretary and attested to by its Chief Operating Officer on this 27th day of July, 2015.

ATTEST:	ARMOUR RESIDENTIAL REIT, INC.
By: /s/ Mark Gruber_____________________ Name: Mark Gruber Title: Chief Operating Officer	By: /s/ James R. Mountain_________________ Name: James R. Mountain Title: Chief Financial Officer, Treasurer and Secretary